EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Iteris, Inc., of our report, dated June 21, 2007, relating to our audits of the consolidated financial statements and financial statement schedule, which appears in the Annual Report on Form 10-K of Iteris, Inc. for the year ended March 31, 2007.

/s/ McGladrey & Pullen, LLP

Irvine, California

October 1, 2007